Exhibit h(6)


                                    EXHIBIT A


         THIS EXHIBIT A, dated as of April 13, 1999 is Exhibit A to that certain Transfer Agency Services Agreement dated as of June 20, 1996 between PFPC Inc. and The Weiss Fund (formerly, Weiss Treasury Fund).




                                                    PORTFOLIOS

                                       Weiss Treasury Only Money Market Fund
                                         Weiss Millennium Opportunity Fund



                                                      PFPC INC.


                                      By: /S/ JOSEPH GRAMLICH

                                      Title: Senior Vice President



                                        THE WEISS FUND
                                        By: /S/ JOHN N. BREAZEALE

                                        Title: President